Exhibit 23.1


                         INDEPENDENT AUDITOR'S CONSENT


We consent to the use in the Registration Statement and Prospectus of Vequity Corporation of our report dated March 20, 2001, accompanying the financial statements of Vequity Corporation contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the headings "Experts" and "Selected Financial Data" in the Prospectus.




HEIN + ASSOCIATES LLP

Denver, Colorado
April 23, 2001


Until May 1, 2003 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. this is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.